Exhibit 99.1

Contact: Janet Kirkley, 704-532-3318 —For Immediate Release—

Speedway Motorsports Reports Results for Fourth Quarter and

Year Ended December 31, 2012 and Provides Full Year 2013 Guidance

CONCORD, NC (March 6, 2013) – Speedway Motorsports, Inc. (SMI) (NYSE: TRK) today reported fourth quarter 2012 total revenues of $82.1 million and income from continuing operations of $3.9 million or $0.09 per diluted share. Full year 2012 total revenues were $490.2 million and income from continuing operations was $41.8 million or $1.01 per diluted share.

Fourth quarter and full year 2012 results were also impacted by, among other factors, the following:

•	Race schedule changes for IndyCar Series, NASCAR Camping World Truck Series and other smaller racing events

•	Expiration of Sonoma Raceway naming rights agreement in 2012

•	Lower NASCAR ancillary broadcasting rights revenue in 2012

•	Lower effective income tax rates for 2012

•	Ongoing effects of challenging economic conditions

Fourth Quarter Comparison

•	Total revenues were $82.1 million in 2012 compared to $89.1 million in 2011

•	Income from continuing operations was $3.9 million or $0.09 per diluted share in 2012 compared to loss from continuing operations of $126,000 or $0.00 per diluted share in 2011

•	Net income was $4.3 million or $0.10 per diluted share in 2012 compared to net loss of $398,000 or $0.01 per diluted share in 2011

Full Year Comparison

•	Total revenues were $490.2 million in 2012 compared to $505.8 million in 2011

•	2011 goodwill impairment charge was $48.6 million or $1.17 per diluted share (with no tax benefit)

•	2011 after tax loss on early debt redemption and refinancing was $4.5 million or $0.11 per diluted share

•	Income from continuing operations was $41.8 million or $1.01 per diluted share in 2012 compared to loss from continuing operations of $5.6 million or $0.14 per diluted share in 2011

•	Net income was $42.1 million or $1.02 per diluted share in 2012 compared to net loss of $6.4 million or $0.16 per diluted share in 2011

Non-GAAP Financial Information and Reconciliation

Income from continuing operations, and diluted earnings per share from continuing operations as adjusted and set forth below are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to their individual corresponding GAAP basis amounts. The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP, all net of taxes. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s results of continuing operations separate from discontinued operations and certain 2011 charges. In 2011, the Company reflected a second quarter non-cash charge for goodwill impairment related to New Hampshire Motor Speedway with no tax benefit, and a first quarter charge related to its debt redemption and refinancing transactions with tax benefits of $2.9 million.

Management uses the non-GAAP information to assess the Company’s continuing operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information is not intended to be considered independent of or a substitute for results prepared in accordance with GAAP. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to net income or loss, diluted earnings or loss per share, or income or loss and diluted earnings or loss per share from continuing operations, determined in accordance with GAAP.

	Three Months Ended December 31:		Twelve Months Ended December 31:
	2012	2011	2012	2011
	(in thousands, except per share amounts)
Consolidated net income (loss) using GAAP	$4,348	$(398)	$42,119	$(6,444)
(Income) loss from discontinued operation	(443)	272	(326)	883

Consolidated income (loss) from continuing operations	3,905	(126)	41,793	(5,561)
Impairment of goodwill	—	—	—	48,609
Loss on early debt redemption and refinancing	—	—	—	4,471

Non-GAAP consolidated income (loss) from continuing operations	$3,905	$(126)	$41,793	$47,519

Consolidated diluted earnings (loss) per share using GAAP	$0.10	$(0.01)	$1.02	$(0.16)
(Income) loss from discontinued operation	(0.01)	0.01	(0.01)	0.02

Consolidated diluted earnings (loss) per share from continuing operations	0.09	0.00	1.01	(0.14)
Impairment of goodwill	—	—	—	1.17
Loss on early debt redemption and refinancing	—	—	—	0.11

Non-GAAP diluted earnings (loss) per share from continuing operations	$0.09	$0.00	$1.01	$1.14

Significant 2012 Fourth Quarter Racing Events

•	Charlotte Motor Speedway – NASCAR Bank of America 500 Sprint Cup and Dollar General 300 Nationwide Series racing events

•	The Strip at Las Vegas Motor Speedway – NHRA Big O Tires Nationals racing event

•	Texas Motor Speedway – NASCAR AAA Texas 500 Sprint Cup, O’Reilly Auto Parts Challenge Nationwide, and WinStar World Casino 350 Camping World Truck Series racing events

2013 Earnings Guidance

The Company estimates 2013 total revenues of $480-510 million, after tax income from continuing operations of $37-46 million, depreciation and interest of $90-100 million, and diluted earnings per share from continuing operations of $0.90-1.10, excluding possible non-recurring charges. The range of earnings guidance reflects the continuing negative impact of uncertain economic conditions, among other factors. The Company’s estimated total capital expenditures in 2013 are approximately $20-30 million.

As previously announced, the Company issued additional Senior Notes due 2019 and amended and restated its Credit Facility in the first quarter 2013, and plans to redeem all outstanding Senior Notes due 2016 in the second quarter 2013. The Company anticipates reflecting sizable non-recurring charges for early redemption premium, unamortized net deferred loan costs and issuance discount, and settlement payment and transaction costs associated with the former debt arrangements. The foregoing guidance excludes such charges. At this time, the Company cannot provide assurance that some or all of the Senior Notes due 2016 will be redeemed as planned.

Dividends and Stock Repurchase Program

On February 13, 2013, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock aggregating approximately $6.2 million, payable on March 15, 2013 to shareholders of record as of March 1, 2013. During the full year 2012, the Company declared and paid quarterly cash dividends of $0.15 per share of common stock for a combined aggregate of approximately $24.9 million, representing a 50% per share increase over 2011. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

During the full year 2012, the Company repurchased 124,000 shares of common stock for approximately $2.0 million under its previously announced stock repurchase program. As of December 31, 2012, the Company has repurchased 3,756,000 shares since adoption of the program in April 2005, and the total number of shares available for future repurchase under the program as currently authorized is 244,000.

Comments

“Our momentum going into 2013 favorably positions us for renewed growth once the tough economic times are behind us,” stated Marcus G. Smith, Chief Operating Officer and President of Speedway Motorsports. “Our recent and anticipated 2013 financing transactions, along with continued debt reduction and constrained capital spending, are substantially strengthening SMI’s long-term financial condition and cash flows. For 2013, most of our NASCAR Sprint Cup and Nationwide Series event sponsorships, and many for racing seasons beyond, are already sold and it appears corporate interest for track rentals, driving schools and other promotional activities is increasing. Although attendance and other event related revenue trends are stabilizing, some markets are taking longer to recover than initially anticipated because of the protracted recession and political uncertainty.

“Our sport’s 2013 racing season is off to a strong start with increased television ratings for the NASCAR Sprint Cup Series, and favorable reviews of the remodeled Sprint Cup cars or “Gen-6” program, which restores manufacturer brand identity and facilitates on-track racing competition. Our focus on capturing the next generation of race fans is intensifying, with innovative marketing programs for families, kids and first-time fans, as well as leading-edge entertainment options for all fans. SMI is significantly investing in cutting-edge social media, web application and wireless technology to offer our fans, particularly younger fans, the latest in interactive digital entertainment and high-speed wireless performance for an unrivaled entertainment experience. Our management teams are working with local and regional lodging proprietors to lower prices and reduce or eliminate minimum stays, and transportation departments to shorten travel times. Also, SMI has many new programs to honor and reward our long-time, fiercely loyal fan base to show our appreciation for their continued patronage.”

O. Bruton Smith, Chairman and Chief Executive Officer of Speedway Motorsports stated, “We are proud the sport of NASCAR Sprint Cup Series racing remains the second highest rated regular-season televised sport behind only the NFL, and is the dominant regular season sport from February to July. The immense media coverage generated by driver Danica Patrick at the recent Daytona 500 clearly demonstrates the tremendous long-term marketing potential of the many sizeable and largely untapped demographics in NASCAR racing. Another outstanding illustration is NASCAR and FOX Deportes’, the No. 1 U.S. Latino Sports network, teaming up to provide our sport’s most expansive Spanish-language broadcast offering beginning in 2013. The increasing value of our premium media content is reflected in NASCAR’s recent announcement of the new eight-year, multi-platform broadcasting and digital rights agreement with FOX Sports Media Group, which begins in 2015. This new contract contains significantly stronger long-term broadcasting revenues, and bodes well for NASCAR’s ongoing negotiations for the remaining portions of our sport’s season.

“Our commitment to providing our fans and customers with unsurpassed entertainment value is stronger than ever. Fortunately, our industry-leading innovation and investment in modern facilities over the past several years is allowing us to focus capital spending on fan generating and customer service initiatives without straining our financial resources during these tough times. We are confident SMI’s strengthening financial condition, the new and upcoming NASCAR broadcasting agreements, the intense focused appeal to younger and widening demographic markets and NASCAR’s ongoing improvements to on-track competition, positions SMI and our sport for renewed long-term growth.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. The Company also equally owns Motorsports Authentics, a joint venture formed with International Speedway Corporation to design, market and sell licensed motorsports merchandise. For more information, visit the Company’s website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, capital projects and expansion, financing needs, and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 888-735-0476 (US / Canada / toll-free) or 706-758-1524 (international / local). The reference number is 13685236. A webcast of the call can be accessed at the Company’s website at www.speedwaymotorsports.com under “Event Calendar”. To listen to a playback of the call, you may dial 855-859-2056 or 404-537-3406 beginning at 12:00 PM (ET) March 6th through 11:59 PM (ET) March 20th. The reference number is 13685236. Participating in the call will be Marcus G. Smith, Chief Operating Officer and President, and William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data – Unaudited

For The Three and Twelve Months Ended December 31, 2012 and 2011

(In thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
STATEMENT OF OPERATIONS DATA	12/31/2012	12/31/2011	12/31/2012	12/31/2011

Revenues:
Admissions	$18,369	$22,714	$116,034	$130,239
Event related revenue	30,868	34,807	151,562	163,621
NASCAR broadcasting revenue	26,514	25,834	192,662	185,394
Other operating revenue	6,328	5,782	29,902	26,591

Total Revenues	82,079	89,137	490,160	505,845

Expenses and Other:
Direct expense of events	16,794	21,686	101,402	106,204
NASCAR purse and sanction fees	18,886	19,721	122,950	120,146
Other direct operating expense	4,118	4,280	18,908	20,352
General and administrative	20,235	21,517	90,407	89,384
Depreciation and amortization	13,251	13,509	55,499	54,004
Interest expense, net	10,210	10,579	41,217	42,112
Impairment of goodwill	—	—	—	48,609
Loss on early debt redemption and refinancing	—	—	—	7,456
Other income, net	(3,754)	(441)	(3,908)	(342)

Total Expenses and Other	79,740	90,851	426,475	487,925

Income (Loss) from Continuing Operations Before Income Taxes	2,339	(1,714)	63,685	17,920
Income Tax Provision	1,566	1,588	(21,892)	(23,481)

Income (Loss) from Continuing Operations	3,905	(126)	41,793	(5,561)
Income (Loss) from Discontinued Operation, Net of Taxes	443	(272)	326	(883)

Net Income (Loss)	$4,348	($398)	$42,119	($6,444)

Basic Income (Loss) Per Share:
Continuing Operations	$0.09	($0.00)	$1.01	($0.14)
Discontinued Operation	0.01	(0.01)	0.01	(0.02)

Net Income (Loss)	$0.11	($0.01)	$1.02	($0.16)

Weighted average shares outstanding	41,409	41,452	41,431	41,524

Diluted Income (Loss) Per Share:
Continuing Operations	$0.09	($0.00)	$1.01	($0.14)
Discontinued Operation	0.01	(0.01)	0.01	(0.02)

Net Income (Loss)	$0.10	($0.01)	$1.02	($0.16)

Weighted average shares outstanding	41,418	41,452	41,437	41,524

Note: Individual quarterly per share amounts may not be additive due to rounding.

Major NASCAR-sanctioned Events Held During Period	4	4	24	23

Certain Race Schedule Changes:

•

Kentucky Speedway held one NASCAR Camping World Truck Series racing event in the fourth quarter 2011 that was held in the third quarter 2012, one IndyCar Series racing event in the fourth quarter 2011 that was not held in 2012, and one NASCAR Nationwide Series racing event in 2012 that was not held in 2011

•

Las Vegas Motor Speedway held one NASCAR Camping World Truck Series racing event in the fourth quarter 2011 that was held in the third quarter 2012, and one IndyCar Series racing event in the fourth quarter 2011 that was not held in 2012

•	New Hampshire Motor Speedway held one NASCAR Camping World Truck Series and one IndyCar Series racing event in 2011 that were not held in 2012

BALANCE SHEET DATA	12/31/2012	12/31/2011

Cash and cash equivalents	$106,408	$87,368
Total current assets	162,002	157,895
Property and equipment, net	1,148,418	1,177,154
Goodwill and other intangible assets, net	533,689	533,677
Total assets	1,877,113	1,904,643

Deferred race event and other income, net	58,492	62,658
Total current liabilities	113,670	121,643
Credit facility revolving and term loan borrowings	95,000	145,000
Total long-term debt	521,259	572,557
Total liabilities	1,019,237	1,063,463
Total stockholders’ equity	857,876	841,180